EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”), by and between the Federal Home Loan Bank of Des Moines, a federally chartered corporation (“Company”), and Daniel D. Clute (“Executive”), is effective as of November 10, 2014 (the “Effective Date”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacity of Executive Vice President and Chief Business Officer in accordance with the terms and conditions of this Agreement.

2. Period of Employment. The term of this Agreement shall be indefinite and terminate according to the provisions in Section 10.

3. Executive Representations. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive's acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of Executive's ability and knowledge.

4. Duties. During the Period of Employment, the Executive shall be employed as the Company’s Executive Vice President and Chief Business Officer with such duties that are assigned from time to time as appropriate to such position. While employed by the Company, Executive agrees to devote Executive’s full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge Executive’s duties. Executive may (i) serve on corporate, civic or charitable boards or committees and retain any compensation earned thereby, (ii) deliver lectures and fulfill speaking engagements and retain any compensation earned thereby, or (iii) manage personal affairs, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantive respect, with the Executive's responsibilities hereunder or conflict in any material way with the business of the Company or the Company's Code of Ethics or any other applicable policies.

5.	Compensation.

(a) Salary. During the Period of Employment, the Company shall pay the Executive an annual base salary (the “Base Salary”) of $275,000 unless lowered as part of a nondiscriminatory cost reduction plan applicable to the Company’s total compensation budget, paid in accordance with the Company's payroll and compensation practices. The Base Salary shall be reviewed annually by the Board of Directors of the Company (the “Board”). Based upon such review, the Company may increase the Executive's Base Salary, subject to the review of the Federal Housing Finance Agency (“FHFA”) (or successor agency). Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under the Agreement.

(b) Bonus Programs. The Executive shall be eligible to participate in all incentive plans (“Incentive Plans”) approved from time to time by the Board. Incentive targets and maximums that are set by the Board may increase or decrease based upon market data and/or other studies conducted by the Company and the Board, or based on the discretion of the Board. Subject to review by the FHFA (or successor agency), the Executive’s target under an Incentive Plan that is effective for 2014 or any year thereafter will not be set lower than 60% of Base Salary except as a result of a board decision affecting all named executive officers, such as a nondiscriminatory cost reduction plan applicable to the Company’s total compensation budget.

6.Retirement Benefits. Executive shall be entitled to participate in the Company’s retirement benefit programs, including any pension plan, 401(k) plan, or benefit equalization plan established for senior executives.

7.Other Benefit Plans; Vacation. The Executive and his eligible family members shall be entitled to participate in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, or other fringe benefits made available by the Company on terms generally applicable to the Company's senior executives (each a “Company Benefit Plan”), subject to the terms, conditions and limitations of such Company Benefit Plans.

8.Perquisites. The Company shall provide the Executive the following perquisites, or as otherwise mutually agreed: financial planning not to exceed $2,000.00 annually.

9. Regular Reimbursed Business Expenses. The Company shall promptly reimburse Executive for all expenses and disbursements reasonably incurred by Executive in the performance of his duties hereunder during the Period of Employment upon proper submission in accordance with Company policy.

10.Termination. This Agreement and the Period of Employment shall terminate upon the first to occur of any of the following events, and Executive shall receive the benefits as set forth in the applicable subsection below.

(a)	Death, Disability or Qualifying Retirement. This Agreement and the Period of Employment shall terminate automatically upon Executive's death.

In the event the Company determines in good faith that Executive has a Disability (pursuant to the definition of “Disability” in subsection (i)(iv) of this Section), it may give to Executive written notice of its intention to terminate Executive's employment. Such notice shall be deemed the Notice of Termination as defined in subsection (i)(vi) of this Section. In such event, Executive's employment with the Company shall terminate effective on the thirtieth day after receipt by Executive of such Notice of Termination given at any time after the Company has determined the Executive has a Disability; provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.

In addition, this Agreement and Executive’s Period of Employment shall cease upon a retirement date that qualifies for retirement under the Incentive Plan in effect at the time of retirement, and that is mutually agreed upon by Executive and the Company, in addition to other agreed-upon terms and conditions that provide for an orderly transition (a “Qualifying Retirement”).

If Executive’s employment is terminated due to the Executive's death or Disability, or due to a Qualifying Retirement, Executive shall receive the following benefits:

(i) Base Salary accrued through the Date of Termination; plus

(ii) Any unpaid award(s) under any Incentive Plan in an amount equal to that which Executive would have received in the year in which the Date of Termination occurs; plus

(iii) An award as provided for under any Incentive Plan for the year in which the Date of Termination occurs, prorated based on the number of full months the Executive was employed in such year; plus

(iv) All accrued vacation through the Date of Termination; plus

(v) All other vested benefits under the terms of the Company's employee benefit plans, subject to the terms of such plans; plus

(vi) To the extent not already paid to the Executive, an incentive award equal to any unpaid awards from Incentive Plans covering periods prior to the one in which the Date of Termination occurs; plus

(vii) Other coverage continuation rights that are available to such employees upon death, Disability or retirement, as provided for under the terms of such plans; plus

(viii) In the case of Executive’s Qualifying Retirement, any pro-rated award that Executive would have been entitled to receive under the Integration Performance Incentive Plan calculated by treating the date of Executive’s Qualifying Retirement as his date of death.

Payment of all accrued amounts as set forth in this Section 10(a), other than Incentive Plan award amounts, or payments under an Agreement Addendum, shall be paid in lump sum within ten (10) days or no later than the first Company payroll date on or after the Date of Termination.

Payment of all Incentive Plan award amounts, if any, shall be paid as otherwise provided under the applicable Incentive Plan.

(b) By the Company for Cause. During the Period of Employment, the Company may terminate Executive’s employment immediately for Cause in accordance with the following procedures. The Company shall give Executive written notice (“Notice of Cause for Termination”) of its intention to terminate Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board meeting to consider the termination for Cause. The Board meeting shall be held not less than ten (10) and not more than twenty (20) business days after Executive receives the Notice of Cause for Termination. Executive shall be given an opportunity, together with counsel, to be heard at the Board meeting. Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board meeting by a two‑thirds vote of the entire membership of the Board, stating that in the good faith opinion of the Board, Executive conducted himself as described in the Notice of Cause for Termination, and that such conduct constitutes Cause under this Agreement.

If Executive’s employment is terminated by the Company for Cause, he shall be entitled to his:

(i) Base Salary accrued through the Date of Termination; plus

(ii) Any unpaid award(s) under any Incentive Plan in an amount equal to that which the Executive would have received in the year in which the Date of Termination occurs; plus

(iii) All accrued vacation through his Date of Termination; and

(iv) All other vested benefits under the terms of the Company's employee benefit plans, subject to the terms of such plans.

Payment of all accrued amounts as set forth in this Section 10(b), other than Incentive Plan award amounts, shall be paid in a lump sum within ten (10) days or no later than the first Company payroll date on or after Executive’s Date of Termination. Payment of all Incentive Plan award amounts, if any, shall be paid as otherwise provided under the applicable Incentive Plan.

(c) By Executive for Good Reason. During the Period of Employment, Executive’s employment hereunder may be terminated by the Executive for Good Reason upon written notice to the Company. If:

(i) Executive provides written notice to the Company of the occurrence of Good Reason within ninety (90) days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason;

(ii) the Company fails to correct the circumstances within thirty (30) days after receiving such notice; and

(iii) Executive resigns fifteen (15) days after the Company fails to correct such circumstances;
then Executive shall be considered to have terminated for Good Reason for purposes of this Agreement.

If Executive's employment is terminated by Executive for Good Reason, Executive shall receive the benefits described in Section 10(b) above. Additionally, Executive shall be entitled, upon execution of a release of claims (exclusive of claims for indemnification under Section 12 or under Company benefit plans) in a form reasonably acceptable to the Company and without subsequent revocation within the period described in such release, to severance payments, in lieu of any other severance benefits, equal to:
(A) one (1) times Base Salary, as in effect on the Date of Termination, plus
(B) one (1) times Executive’s targeted non-deferred award under the Company’s Incentive Plan in effect for the calendar year in which the Date of Termination occurs (or the targeted annual incentive award for the prior year if such has not then been determined), plus

(C) an award as provided for under the Incentive Plan for the year in which the Date of Termination occurs, prorated based on the number of full months Executive was employed in such year and calculated in accordance with the terms of the applicable Incentive Plan as if the termination were due to death or disability, plus

(D) to the extent not already paid to Executive under Section 10(b), an incentive award equal to any unpaid awards from Incentive Plans covering periods prior to the one in which the Date of Termination occurs, with the amount of such award being calculated in accordance with the terms of the applicable Incentive Plan as if the termination were due to death or disability.
Upon termination of Executive’s employment for Good Reason, Executive also shall be entitled to any benefits mandated under any applicable health care continuation laws, including but not limited to COBRA, and the Company will continue paying its portion of the medical and/or dental insurance premiums for the one year period following the Date of Termination as long as the payment by Company of these amounts does not violate the non-discrimination requirements in

Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code) and its implementing regulations, as the same may be amended from time to time, but with such payment amounts being credited against (and not in addition to) the allowable health care continuation period as determined under applicable law. Executive shall be solely responsible for all health care continuation coverage costs not otherwise paid by the Company during the initial one year period following the Date of Termination, or for all costs of coverage for any period thereafter. Failure of Executive to pay any portion of these applicable premium costs shall result in immediate loss of coverage as of that date in the manner provided under applicable law, and regardless of any further commitments by the Company to continue paying any portion of the applicable premium cost as otherwise set forth herein.

The Base Salary amount under Section 10(c)(A) shall be paid in a lump sum within ten (10) days or no later than the first Company payroll date on or after the date the release becomes effective. All other Incentive Plan awards shall be paid within the periods specified by the applicable Incentive Plan. Payments under this Section 10(c) shall be paid or provided only at the time of a termination of Executive's employment that constitutes a Separation from Service. Further, if Executive is a Specified Employee, any payments described under this Section 10(c) shall be delayed for a period of six (6) months following Executive’s Separation from Service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. If the payments are delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay Executive a lump sum amount equal to the cumulative amount that would otherwise have been payable to Executive during such period, plus interest credited from the date of Executive’s Separation from Service to the date of payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code in effect as of the date of such Separation from Service.

(d) By Executive Other than for Good Reason. Executive may terminate this Agreement for any reason other than for Good Reason upon sixty (60) days' written notice to the Company. If Executive terminates the Agreement for any reason, he shall have no liability to the Company or its affiliates solely as a result thereof. If Executive’s employment is terminated by Executive without Good Reason, Executive shall be entitled to the benefits described in Section 10(b) above, subject to the terms and conditions of that Section. Benefits paid under this Section 10(d) shall be paid in the time and manner as set forth under Section 10(b).

(e) By the Company Other than for Cause. The Company may terminate this Agreement for any reason other than for Cause upon sixty (60) days' written notice to Executive. If the Executive's employment is terminated by the Company without Cause, the Executive shall receive the benefits described in Section 10(c) above, subject to the terms and conditions of Section 10(b) and 10(c). Benefits paid under this Section 10(e) shall be paid in the time and manner as set forth under Sections 10(b) and 10(c) respectively.

(f) By the Company Other than for Cause Following a Change of Control. The Company may terminate this Agreement for any reason other than for Cause upon sixty (60) days' written notice to the Executive. If the Company terminates this Agreement other than for Cause within twenty four (24) months following a Change of Control, Executive shall receive all of the benefits described in Section 10(c) above, subject to the terms and conditions of Sections 10(b) and 10(c); provided, however, that the benefit described in Section 10(c)(A) shall be increased from one (1) times Base Salary as in effect on the Date of Termination to two (2) times Base Salary as in effect on the Date of Termination, and the benefit described in Section 10(c)(B) shall be increased from one (1) times Executive’s targeted non-deferred award to two (2) times Executive’s targeted non-deferred award. The benefits paid under this Section 10(f) shall be paid in the same time and manner as the benefits under Sections 10(b) and 10(c) respectively.

(g) By the Executive for Good Reason Following a Change of Control. During the Period of Employment, Executive’s employment hereunder may be terminated by Executive for Good Reason upon written notice to the Company. If:

(i) Executive provides written notice to the Company of the occurrence of Good Reason within ninety (90) days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason;

(ii) The Company fails to correct the circumstances within thirty (30) days after receiving such notice; and

(iii) Executive resigns fifteen (15) days after the Company fails to correct such circumstances;

then Executive shall be considered to have terminated for Good Reason for purposes of this Agreement.

If Executive's employment is terminated by Executive for Good Reason within twenty four (24) months following a Change of Control, Executive shall receive all of the benefits described in Section 10(f) above, to be paid in the same time and manner under Section 10(f).

(h) Golden Parachute Limitation. The Company and Executive agree and acknowledge that their intent is that benefits under this Agreement shall not constitute an “excess parachute payment” under § 280G of the Code, which would trigger an excise tax under Code § 4999. To give effect to that intent, and notwithstanding any other provision of this Agreement to the contrary, if the value of any compensation (in whatever form) provided pursuant to this Agreement is counted as a “parachute payment” within the meaning of § 280G(b)(2) of the Code, and the value of all such parachute payments would exceed 299% of the “base amount” applicable to the Executive under §280G of the Code, then the amount of any severance benefit payable under this Agreement shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Executive’s base amount.

In addition, the Company and Executive agree and acknowledge that this Agreement is subject to the requirements of part 1231 of subchapter B of title 12 CFR Chapter XII regarding golden parachute payments. This Agreement, and any payments made hereunder, shall comply with such regulations as applicable.

(i) Definitions. The following capitalized terms used in this Section 10 shall have the meaning assigned below.

(i) “Cause” shall mean that Executive:

(A)     shall have been convicted of (or pled guilty or nolo contendere to) a felony;

(B)     shall have committed willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business monetarily or otherwise;

(C)     shall have willfully breached any representation in Section 3 of this Agreement;

(D) shall have a willful and continued failure to perform Executive’s material duties;

(E)     shall have willfully violated any material policies of the Company contained in the Company’s Code of Ethics to the extent such acts would provide grounds for a termination for Cause with respect to other employees; or

(F)      receipt by the Company of any regulatory order or directive or judicial determination that Executive be terminated or the authority of the Executive be materially reduced.

No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

(ii) “Change of Control” means:

(A) the merger, reorganization or consolidation of the Company with or into another Federal Home Loan Bank or other entity;

(B) the sale or transfer of all or substantially all of the business or assets of the Company to another Federal Home Loan Bank or other entity;

(C) the purchase by the Company or transfer to the Company of all or substantially all of the business or assets of another Federal Home Loan Bank; or

(D) the liquidation of the Company.

Provided that the term “reorganization” contained in this definition of the term “Change in Control” shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421 et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (or successor agency) has determined should not be a basis for making payment under this Agreement, by reason of the capital condition of the Company or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Company or because any of the conditions identified in 12 U.S.C § 4617(a)(3) are met with respect to the Company (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Company to take under 12 U.S.C. § 1431(d)).

(iii) “Date of Termination” means the date specified in the Notice of Termination, provided, however, that if the Executive's employment is terminated by reason of death or retirement, the Date of Termination shall be the date of death of the Executive or retirement date, as the case may be.

(iv) “Disability” means Executive is receiving benefits under a disability plan sponsored by the Company for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and which has rendered Executive incapable of substantially performing Executive’s duties to the Company. Such impairment shall be evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the

Company and Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(v) “Good Reason” means

(A) a reduction in Executive’s Base Salary or Incentive Plan bonus opportunity, unless as part of a nondiscriminatory cost reduction applicable to the Company’s total compensation budget;

(B) a reduction in the Executive’s corporate officer title;

(C) a material change by the Company in the geographic location in which the Executive is required to perform his services; or

(D) a material breach of this Agreement by the Company.

(vi) “Notice of Termination” means a written notice that (A) indicates the specific termination provision in this Agreement relied upon, (B) sets forth in reasonable detail, if necessary, the basis for termination of Executive's employment under the provision so indicated, and (C) specifies the termination date. The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder. A termination by the Company or by Executive sha1l be communicated by a Notice of Termination to the other party hereto given in accordance with Section 22 of this Agreement.

(vii) “Separation from Service” means a termination of employment within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(viii) “Specified Employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder.

11.Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Any severance benefits payable to Executive shall not be subject to reduction for any compensation received from other employment.

12. Indemnification. The Company shall maintain, for the benefit of Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for its Directors. In addition, Executive shall be indemnified by the Company against liability as an officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law and the Bylaws of the Company. The Executive's rights under this Section 12 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

13.	Executive Covenants.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following capitalized terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.

“Confidential Information” means any confidential or proprietary information possessed by the Company without limitation, any confidential “know-how”, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Iowa. Confidential Information shall include any such information possessed by the Company and provided by or relating to any Member of the Company.

“Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Employees” means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Date of Termination.

“Restricted Period” means the period of Executive's employment by the Company plus a period extending two (2) years from the Date of Termination.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) and (d) hereof.

(c) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(d) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.

(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority; (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (iii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not known by the Executive to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iv) was known to Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; (v) loses its status as confidential information for any reason; or (vi) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

14.	Enforcement of the Restrictive Covenants.

(a) Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to seek to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b) Severability of Covenants. If any court determines that any Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

15. Cooperation in Future Matters. The Executive hereby agrees that, for a period of one (1) year following Executive’s Date of Termination, Executive shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for or other obligations to be performed on behalf of another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

16. Assistance with Claims. Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after Executive's termination date, Executive will assist the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by Executive for the Company. Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to provide legal counsel to Executive in connection with such assistance (to the extent legally permitted), and to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to Executive for such assistance. Executive also agrees to promptly inform the Company, if permitted by law, if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for or other obligations to be performed on behalf of another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

17. Publicity. Neither party shall issue, without consent of the other party, which shall not be unreasonably withheld, any press release or make any public announcement with respect to this Agreement or the employment relationship between them except as may be required by applicable law or the rules and regulations of the Securities Exchange Commission if the Company were a registrant under either the Securities Act of 1933 or the Securities Exchange Act of 1934. Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

18. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to withholding, at the time payments are actually made to Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

19. Arbitration. Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Des Moines, Iowa or such other location to which the parties may agree. The Company shall be responsible for the costs of any arbitrator appointed hereunder and the underlying expenses imposed by the American Arbitration Association.

20.	Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law, and such successor shall be deemed the “Company” for purposes of this Agreement.

(d) As used in this Agreement, the term “Company” shall include any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

22. Attorneys’ Fees. The Company agrees to pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of Executive seeking to obtain or enforce any right or benefit set out in this Agreement or by any other plan or arrangement maintained by the Company under which Executive may be entitled to receive benefits, provided the Executive prevails on a material part of the claim.

23. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of Iowa, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) It is intended that the terms of this Agreement will comply with Section 409A of the Code, and treasury regulations relating thereto, and will be construed in so far as possible, so as not to subject the Executive to the payment of any interest or tax penalty related to Section 409A of the Code, provided, however, that neither the Company is not liable to Executive or otherwise responsible for any such interest and tax penalties or any other applicable costs thereto.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the most recent address on file with the Company

If to the Company:

Federal Home Loan Bank of Des Moines
801 Walnut Street, Suite 200
Des Moines, IA 50309

Attn: Human Resources Director

Or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Any party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(f) This Agreement supersedes any prior employment agreement or understandings, written or oral between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

FEDERAL HOME LOAN BANK OF DES MOINES

By: __/s/ Richard S. Swanson_________
Richard S. Swanson, President
and Chief Executive Officer

Date: November 10, 2014

By: _/s/ Daniel D. Clute_____________
Daniel D. Clute, Executive Vice
President and Chief Business Officer

Date: November 10, 2014